EXHIBIT 10.7

ADVISORY AGREEMENT
AMONG
TNP STRATEGIC RETAIL TRUST, INC.,
TNP STRATEGIC RETAIL OPERATING PARTNERSHIP, LP,
AND
SRT A DVISOR, LLC

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24.	Modification	19

25.	Severability	19

26.	Construction	19

27.	Entire Agreement	19

28.	Indulgences, Not Waivers	19

29.	Gender	19

30.	Titles not to Affect Interpretation	19

31.	Execution in Counterparts	20

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ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”), dated as of August 10, 2013 (the “Effective Date”), is entered into by and among TNP Strategic Retail Trust, Inc., a Maryland corporation (the “Company”), TNP Strategic Retail Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), and SRT Advisor, LLC, a Delaware limited liability company (the “Advisor”). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.

WITNESSETH

WHEREAS, the Company has elected to qualify as a REIT, and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;

WHEREAS, the Company is the general partner of the Operating Partnership and intends to conduct all of its business and make all Investments through the Operating Partnership;

WHEREAS, the Amended and Restated Advisory Agreement dated as of August 7, 2010 by and among the Company, the Operating Partnership and TNP Strategic Retail Advisor, LLC, as amended (the “Prior Advisory Agreement”), has been terminated; and

WHEREAS, the Company and the Operating Partnership desire to retain the Advisor to provide certain advisory services in accordance with the terms of this Agreement and the Advisor desires to perform such services.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Definitions.   As used in this Agreement, the following terms have the definitions hereinafter indicated:

Acquisition Expenses. Any and all expenses, exclusive of Acquisition Fees, incurred by the Company, the Operating Partnership, the Advisor, or any of their Affiliates in connection with the selection, evaluation, acquisition, origination, making or development of any Investments, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums, and the costs of performing due diligence.

Acquisition Fees. Any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company, the Operating Partnership or the Advisor) in connection with the purchase, development or construction of any Real Estate Asset or other Investment, including real estate commissions, selection fees, development fees, construction fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature. Excluded shall be (i) Origination Fees and (ii) development fees and construction fees paid to any Person not affiliated with the Advisor in connection with the actual development and construction of a project.

Advisor. Advisor shall mean SRT Advisor, LLC, a Delaware limited liability company, any successor advisor to the Company, the Operating Partnership or any Person to which SRT Advisor, LLC or any successor advisor subcontracts substantially all of its functions. Notwithstanding the foregoing, a Person hired or retained by SRT Advisor, LLC to perform property management and related services for the Company or the Operating Partnership that is not hired or retained to perform substantially all of the functions of SRT Advisor, LLC with respect to the Company or the Operating Partnership as a whole shall not be deemed to be an Advisor.

Affiliate or Affiliated. With respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Articles of Incorporation. The Articles of Incorporation of the Company, as amended from time to time.

Asset Management Fee. The term “Asset Management Fee” shall mean the fee payable to the Advisor pursuant to Section 9(e).

Average Invested Assets. For a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Investments before deducting depreciation, bad debts or other non-cash reserves, computed by taking the average of such values at the end of each month during such period.

Board. The individuals holding such office, as of any particular time, under the Articles of Incorporation, whether they be the Directors named therein or additional or successor Directors.

Bylaws. The bylaws of the Company, as the same are in effect from time to time.

Cause. With respect to the termination of this Agreement, fraud, criminal conduct, misconduct or negligent breach of fiduciary duty by the Advisor, or a material breach of this Agreement by the Advisor.

Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

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Company. Company shall mean TNP Strategic Retail Trust, Inc., a Maryland corporation.

Competitive Real Estate Commission. The real estate or brokerage commission paid for the purchase or sale of a property which is reasonable, customary and competitive in light of the size, type and location of such property.

Contract Sales Price. The total consideration received by the Company for the sale of an Investment.

Dealer Manager Agreement. The Dealer Manager Agreement, dated July 10, 2009, by and among the Company, the Operating Partnership and TNP Securities, LLC.

Director. A member of the Board of Directors of the Company.

Disposition Fee. The term “Disposition Fee” shall mean the fees payable to the Advisor pursuant to Section 9(d).

Distributions. Any distributions of money or other property by the Company to Stockholders, including distributions that may constitute a return of capital for federal income tax purposes.

Effective Date. Effective Date shall have the meaning set forth in the preamble.

Excess Amount. Excess Amount shall have the meaning set forth in Section 12.

Expense Year. Expense Year shall have the meaning set forth in Section 12.

Financing Coordination Fee. The term “Financing Coordination Fee” shall mean the fee payable to the Advisor pursuant to Section 9(i).

GAAP. Generally accepted accounting principles as in effect in the United States of America from time to time.

Good Reason. Either, (i) any failure to obtain a satisfactory agreement from any successor to the Company or the Operating Partnership to assume and agree to perform the Company’s or the Operating Partnership’s obligations under this Agreement; or (ii) any material breach of this Agreement of any nature whatsoever by the Company or the Operating Partnership.

Indemnitee. The terms “Indemnitee” and “Indemnitees” shall have the meaning set forth in Section 21.

Independent Director. Independent Director shall have the meaning set forth in the Articles of Incorporation.

Investments. Any investments by the Company or the Operating Partnership in Real Estate Assets, Real Estate Related Loans or any other asset.

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Joint Ventures. The joint venture or partnership arrangements (other than with the Operating Partnership) in which the Company or any of its subsidiaries is a co-venturer or general partner which are established to own Investments.

Listing. The listing of the Shares on a national securities exchange or the receipt by the Stockholders of securities that are listed on a national securities exchange in exchange for the Company’s common stock. Upon such Listing, the Shares shall be deemed “Listed.”

Loans. Any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit or similar instruments, including mortgages and mezzanine loans.

NASAA REIT Guidelines. The Statement of Policy Regarding Real Estate Investment Trusts as revised and adopted by the North American Securities Administrators Association on May 7, 2007, as in effect on the date hereof.

Net Income. For any period, the Company’s total revenues applicable to such period, less the total expenses applicable to such period other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets.

Operating Partnership. Operating Partnership shall mean TNP Strategic Retail Operating Partnership, LP, a Delaware limited partnership.

Operating Partnership Agreement. The Operating Partnership Agreement among the Company, the Advisor and TNP Strategic Retail OP Holdings, LLC.

OP Units. Units of limited partnership interest in the Operating Partnership.

Origination Fees. The term “Origination Fees” shall mean the fees payable to the Advisor pursuant to Section 9(b).

Person. An individual, corporation, partnership, trust, joint venture, limited liability company or other entity.

Prior Advisory Agreement. The Amended and Restated Advisory Agreement dated as of August 7, 2010 by and among the Company, the Operating Partnership and TNP Strategic Retail Advisor, LLC, as amended.

Private Placement. Any offering of undivided tenant-in-common (TIC) interests in Real Property acquired by the Operating Partnership, whereby such TIC interests may be eligible for “like kind exchange” pursuant to Section 1031 of the Code.

Real Estate Assets. Any investment by the Company or the Operating Partnership in unimproved and improved Real Property (including, without limitation, fee or leasehold interests, options and leases) either directly or through a Joint Venture.

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Real Estate Related Loans. Any investments in, or origination of, mortgage loans and other types of real estate related debt financing, including, without limitation, mezzanine loans, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests and participations in such loans, by the Company or the Operating Partnership.

Real Property. Real property owned from time to time by the Company or the Operating Partnership, either directly or through joint venture arrangements or other partnerships, which consists of (i) land only, (ii) land, including the buildings located thereon, (iii) buildings only or (iv) such investments the Board and the Advisor mutually designate as Real Property to the extent such investments could be classified as Real Property.

REIT. A “real estate investment trust” under Sections 856 through 860 of the Code.

Sale or Sales. Any transaction or series of transactions whereby: (A) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Real Property or portion thereof, including the lease of any Real Property consisting of a building only, and including any event with respect to any Real Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Operating Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company or the Operating Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Real Property or portion thereof, including any event with respect to any Real Property which gives rise to insurance claims or condemnation awards; or (D) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Real Estate Related Loans or portion thereof (including with respect to any Real Estate Related Loan, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) and any event which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other asset not previously described in this definition or any portion thereof, but not including any transaction or series of transactions specified in clauses (A) through (E) above in which the proceeds of such transaction or series of transactions are reinvested by the Company in one or more assets within 180 days thereafter.

Shares. The shares of the Company’s common stock, par value $0.01 per share.

Special OP Units. The separate series of limited partnership interests of the Operating Partnership having the terms set forth on Annex A hereto issued to the Advisor or one of its Affiliates in accordance with Section 9(g) as soon as practicable after the date hereof.

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Stockholders. The registered holders of the Shares.

Termination Date. The date of termination of this Agreement.

Termination Event. The termination or nonrenewal of this Agreement (i) in connection with a merger, sale of assets or transaction involving the Company pursuant to which a majority of the Directors then in office are replaced or removed, (ii) by the Advisor for Good Reason or (iii) by the Company and the Operating Partnership other than for Cause.

Total Operating Expenses. All costs and expenses paid or incurred by the Company, as determined under GAAP, that are in any way related to the operation of the Company or its business, including asset management fees and other fees paid to the Advisor, but excluding (i) the expenses of raising capital such as legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) incentive fees paid in compliance with the NASAA REIT Guidelines; (vi) Acquisition Fees, Origination Fees and Acquisition Expenses, (vii) Disposition Fees on the Sale of Real Property, and (viii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgages or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property). The definition of “Total Operating Expenses” set forth above is intended to encompass only those expenses which are required to be treated as Total Operating Expenses under the NASAA REIT Guidelines. As a result, and notwithstanding the definition set forth above, any expense of the Company which is not part of Total Operating Expenses under the NASAA REIT Guidelines shall not be treated as part of Total Operating Expenses for purposes hereof.

2%/25% Guidelines. 2%/25% Guidelines shall have the meaning set forth in Section 12.

2.          Appointment.   The Company and the Operating Partnership hereby appoint the Advisor to serve as their advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3.          Duties of the Advisor.   As of the Effective Date, the Advisor undertakes to use its best efforts to present to the Company and the Operating Partnership potential investment opportunities and to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. In performance of this undertaking, subject to the supervision of the Board and consistent with the provisions of the Articles of Incorporation and Bylaws of the Company and the Operating Partnership Agreement, the Advisor shall, either directly or by engaging an Affiliate:

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(a)          serve as the Company’s and the Operating Partnership’s investment and financial advisor;

(b)          provide the daily management for the Company and the Operating Partnership and perform and supervise the various administrative functions reasonably necessary for the management of the Company and the Operating Partnership;

(c)          investigate, select, and, on behalf of the Company and the Operating Partnership, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including, but not limited to, consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, real estate management companies, real estate operating companies, securities investment advisors, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including, but not limited to, entering into contracts in the name of the Company and the Operating Partnership with any of the foregoing;

(d)          consult with the officers and Directors of the Company and assist the Directors in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company or the Operating Partnership;

(e)          subject to the provisions of Section 4 hereof, (i) participate in formulating an investment strategy and asset allocation framework, (ii) locate, analyze and select potential Investments, (iii) structure and negotiate the terms and conditions of transactions pursuant to which acquisitions and dispositions of Investments will be made; (iv) research, identify, review and recommend acquisitions and dispositions of Investments to the Board and make Investments on behalf of the Company and the Operating Partnership in compliance with the investment objectives and policies of the Company; (v) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with, Investments; (vi) enter into leases and service contracts for Real Estate Assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Real Estate Assets; (vii) actively oversee and manage Investments for purposes of meeting the Company’s investment objectives; (viii) select Joint Venture partners, structure corresponding agreements and oversee and monitor these relationships; (ix) oversee Affiliated and non-Affiliated property managers who perform services for the Company or the Operating Partnership; (x) oversee Affiliated and non-Affiliated Persons with whom the Advisor contracts to perform certain of the services required to be performed under this Agreement; (xi) manage accounting and other record-keeping functions for the Company and the Operating Partnership; and (xii) recommend various liquidity events to the Board when appropriate;

(f)          upon request, provide the Board with periodic reports regarding prospective investments;

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(g)          make investments in, and dispositions of, Investments within the discretionary limits and authority as granted by the Board;

(h)          negotiate on behalf of the Company and the Operating Partnership with banks or lenders for Loans to be made to the Company and the Operating Partnership, and negotiate on behalf of the Company and the Operating Partnership with investment banking firms and broker-dealers or negotiate private sales of Shares or other equity investments in the Company or the Operating Partnership or obtain Loans for the Company and the Operating Partnership, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company or the Operating Partnership;

(i)          obtain reports (which may, but are not required to, be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of Investments or contemplated investments of the Company and the Operating Partnership;

(j)          from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to the Company and the Operating Partnership under this Agreement, including reports with respect to potential conflicts of interest involving the Advisor or any of its Affiliates and reports relating to the aggregate amount of advisory and other fees and reimbursements paid to the Advisor and its Affiliates by the Company;

(k)          provide the Company and the Operating Partnership with all necessary cash management services;

(l)          do all things necessary to assure its ability to render the services described in this Agreement;

(m)          deliver to, or maintain on behalf of, the Company copies of all appraisals obtained in connection with the investments in any Real Estate Assets as may be required to be obtained by the Board;

(n)          notify the Board of all proposed material transactions before they are completed; and

(o)          effect any private placement of OP Units, tenancy-in-common (TIC) or other interests in Investments as may be approved by the Board.

Notwithstanding the foregoing, the Advisor may delegate any of the foregoing duties to any Person so long as the Advisor or any Affiliate remains responsible for the performance of the duties set forth in this Section 3. For avoidance of doubt, the Advisor shall have no obligation to provide any guarantees of indebtedness of the Company or the Operating Partnership.

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4.          Authority of Advisor.

(a)          Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Board hereby delegates to the Advisor the authority to perform the services described in Section 3.

(b)          Notwithstanding the foregoing, any investment in Real Estate Assets, including any financing thereof, will require the prior approval of the Board, any particular Directors specified by the Board or any committee of the Board, as the case may be.

(c)          If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents and other information required by them to properly evaluate the proposed transaction.

(d)          The prior approval of a majority of the Independent Directors not otherwise interested in the transaction and a majority of the Board not otherwise interested in the transaction will be required for each transaction to which the Advisor or its Affiliates is a party.

(e)          The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority set forth in this Section 4; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company or the Operating Partnership prior to the date of receipt by the Advisor of such notification.

5.          Bank Accounts.   In consultation with the Company’s Board, the Advisor may establish and maintain one or more bank accounts in the name of the Company and the Operating Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

6.          Records, Access.   The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Directors and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company and the Operating Partnership.

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7.          Limitations on Activities.   Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or its Shares, or otherwise not be permitted by the Articles of Incorporation or Bylaws of the Company, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Advisor acknowledges that, pursuant to Section 8.3 of the Articles of Incorporation, Advisor has a fiduciary responsibility and duty to the Company and to its stockholders. Notwithstanding the foregoing, the Advisor, its directors, officers, employees and members, and the partners, directors, officers, members and stockholders of the Advisor’s Affiliates shall not be liable to the Company or to the Directors or Stockholders for any act or omission by the Advisor, its directors, officers, employees, or members, and the partners, directors, officers, members or stockholders of the Advisor’s Affiliates taken or omitted to be taken in the performance of their duties under this Agreement except as provided in Section 22 of this Agreement.

8.          Relationship with Directors.   Subject to Section 7 of this Agreement and to restrictions advisable with respect to the qualification of the Company as a REIT, directors, officers and employees of the Advisor or an Affiliate of the Advisor or any corporate parent of an Affiliate, may serve as a Director and as officers of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company for serving as a Director or officer other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board and no such Director shall be deemed an Independent Director for purposes of satisfying the Director independence requirement set forth in the Articles of Incorporation. Promptly following the execution of this Agreement, the Company shall use its commercially reasonable efforts to cause two persons mutually acceptable to the Company and the Advisor to serve on the Board; provided that the Company shall not be required to expand the size of the Board or to have fewer than a majority of Independent Directors.

9.          Fees.

(a)          Acquisition Fees. The Advisor shall receive an Acquisition Fee payable by the Company as compensation for services rendered in connection with the investigation, selection and acquisition (by purchase, investment or exchange) of Investments. The total Acquisition Fees payable to the Advisor or its Affiliates shall equal 1.0% of the cost of all Investments, including Acquisition Expenses and any debt attributed to such investments. With respect to investments in and origination of Real Estate Related Loans, the Company will pay the Advisor an Origination Fee in lieu of the Acquisition Fee. With respect to the acquisition of Real Estate Assets through a Joint Venture, the Acquisition Fee payable by the Company to the Advisor shall equal 1.0% of the Company’s allocable cost of such Real Estate Assets, including Acquisition Expenses and any debt attributed to such Investments. The Advisor shall submit an invoice to the Company following the closing or closings of each Investment, accompanied by a computation of the Acquisition Fee. The Company shall pay the Acquisition Fee promptly following receipt of the invoice.

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(b)          Origination Fees. As compensation for the investigation, selection, sourcing and acquisition or origination of Real Estate Related Loans, the Company shall pay an Origination Fee to the Advisor for each such acquisition or origination equal to 1.0% of the amount funded by the Company to acquire or originate the Real Estate Related Loan, including any Acquisition Expenses related to such investment and any debt used to fund the acquisition or origination of the Real Estate Related Loan. The Company will not pay an Origination Fee to the Advisor with respect to any transaction pursuant to which the Company is required to pay the Advisor an Acquisition Fee. Notwithstanding anything herein to the contrary, the payment of Origination Fees by the Company shall be subject to the limitations on Acquisition Fees contained in the Company’s Articles of Incorporation. The Advisor shall submit an invoice to the Company following the closing or closings of each Real Estate Related Loan, accompanied by a computation of the Origination Fee. The Company shall pay the Origination Fee to the Advisor promptly following receipt of the invoice.

(c)          Limitation on Total Acquisition Fees, Origination Fees and Acquisition Expenses. Pursuant to the NASAA REIT Guidelines, the total of all Acquisition Fees, Origination Fees and Acquisition Expenses payable in connection with any Investment shall not exceed 6.0% of the “contract purchase price,” as defined in the Articles of Incorporation, of the Investment acquired.

(d)          Disposition Fee. In connection with a Sale in which the Advisor or any Affiliate of the Advisor provides a substantial amount of services, as determined by the Independent Directors, the Company shall pay to the Advisor or its Affiliate a Disposition Fee of up to 50.0% of a Competitive Real Estate Commission, but not to exceed 3.0% of the Contract Sales Price. With respect to the Sale of Investments held through a Joint Venture, the Disposition Fee payable by the Company to the Advisor shall be reduced to a percentage of the Disposition Fee proportionate to the Company’s interest in such Joint Venture. Any Disposition Fee payable under this Section 9(d) may be paid in addition to real estate commissions paid to non-Affiliates, provided that the total real estate commissions (including such Disposition Fee) paid to all Persons by the Company for the Sale of each Investment shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6.0% of the Contract Sales Price.

(e)          Asset Management Fee. The Advisor shall receive the Asset Management Fee as compensation for services rendered in connection with the management of the Company’s assets. The Asset Management Fee shall be equal to a monthly fee of one-twelfth (1/12th) of 0.6% of the higher of (i) aggregate cost on a GAAP basis (before non-cash reserves and depreciation) of all Investments the Company owns, including any debt attributable to such Investments or (ii) the fair market value of Investments (before non-cash reserves and deprecation) if following the date hereof the Board has authorized the estimate of a fair market value of the Investments; provided, however, that the Asset Management Fee shall not be less than $250,000 in the aggregate during any one (1) calendar year. With the exception of any portion of the Asset Management Fee related to the disposition of Investments, which shall be payable at the time of such disposition and prorated based on the number of days such Investment was managed by the Advisor before disposition, the Asset Management Fee shall be calculated as of the last business day of each month during the term and of this Agreement payable in arrears on the first business day of each month.

(f)          Private Placement Fee. The Operating Partnership shall reimburse the Advisor for all offering and marketing related expenses incurred on the Company’s or the Operating Partnership’s behalf in connection with any Private Placement up to 2.0% of the gross proceeds of such Private Placement.

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(g)          Operating Partnership Interests. The Company undertakes to use its commercially reasonable efforts to cause the Operating Partnership to issue to the Advisor or one of its Affiliates Special OP Units in exchange for a capital contribution of $1,000, within 60 days of the Effective Date. Upon the earliest to occur of the termination of this Agreement for Cause, a Termination Event or a Listing, all of the Special OP Units shall be redeemed by the Operating Partnership in accordance with the terms of the Operating Partnership Agreement. Should the Company be unable to effect the issuance of the Special OP Units for any reason, including, without limitation, as a result of the failure to receive any necessary approvals related to such issuance, the Company shall pay the Advisor an incentive fee in cash pursuant to this Section 9(g) in an amount equal to the amount that the Advisor would have received had it been issued the Special OP Units on the dates that such amount would have been paid pursuant to the terms of the Special OP Units.

(h)          Exclusion of Certain Transactions. In the event the Company or the Operating Partnership shall propose to enter into any transaction in which the Advisor, any Affiliate of the Advisor or any of the Advisor’s directors or officers has a direct or indirect interest, then such transaction shall be approved by a majority of the members of the Board not otherwise interested in such transaction, including a majority of the Independent Directors.

(i)          Financing Coordination Fee. As compensation for providing services in connection with (i) any financing obtained, directly or indirectly, by the Company or the Operating Partnership and used to acquire or originate Investments, (ii) any financing assumed, directly or indirectly, by the Company or the Operating Partnership in connection with the acquisition of Investments, or (iii) the refinancing of any financing obtained or assumed, directly or indirectly, by the Company or the Operating Partnership, the Company will pay the Advisor a Financing Coordination Fee equal to 1.0% of the amount made available and/or outstanding under such financing or refinancing. The Advisor may reallow some or all of the Financing Coordination Fee to reimburse third parties with whom the Advisor may subcontract to procure such financing. The Advisor shall submit an invoice to the Company following the closing of any financing obtained or assumed by the Company or the Operating Partnership, accompanied by a computation of the Financing Coordination Fee. The Company shall pay the Financing Coordination Fee promptly following receipt of the invoice.

(j)          Other Fees. To the extent Advisor or any Affiliate receives any fees of the type listed in this Section 9 above from any subsidiary of the Company for services rendered to such subsidiary, then such amounts shall be offset against any amounts due to Advisor hereunder in relation to such services.

10.         Expenses.

(a)          In addition to the compensation paid to the Advisor pursuant to Section 9 hereof, the Company or the Operating Partnership shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor or its Affiliates in connection with the services it provides to the Company and the Operating Partnership pursuant to this Agreement, including, but not limited to:

(i)          Acquisition Expenses incurred in connection with the selection and acquisition of Investments subject to the aggregate 6.0% cap on Acquisition Fees, Origination Fees and Acquisition Expenses set forth in Section 9(c);

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(ii)         the actual cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor;

(iii)        interest and other costs for borrowed money, including discounts, points and other similar fees;

(iv)        taxes and assessments on income of the Company or Investments;

(v)         costs associated with insurance required in connection with the business of the Company or by the Board;

(vi)        expenses of managing and operating Investments owned by the Company, whether payable to an Affiliate of the Company or a non-affiliated Person;

(vii)       all expenses in connection with payments to the Directors for attending meetings of the Board and Stockholders;

(viii)      expenses associated with a Listing, if applicable, or with the issuance and distribution of Shares, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees, and other related expenses;

(ix)         expenses connected with payments of Distributions;

(x)          expenses of organizing, revising, amending, converting, modifying, or terminating the Company or any subsidiary thereof or the Articles of Incorporation or governing documents of any subsidiary;

(xi)         expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xii)        [intentionally omitted]; and

(xiii)       audit, accounting and legal fees.

For the avoidance of doubt, the Advisor shall not be reimbursed for any of its personnel costs or other overhead costs except for customary reimbursements for personnel costs under property management agreements entered into between the Operating Partnership and/or its Affiliates, on the one hand, and the Advisor or its Affiliates, on the other hand.

(b)          Expenses incurred by the Advisor on behalf of the Company and the Operating Partnership and payable pursuant to this Section 10 shall be reimbursed no less than monthly to the Advisor.

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(c)          The Advisor shall prepare a statement documenting the expenses of the Company and the Operating Partnership during each quarter, and shall deliver such statement to the Company and the Operating Partnership within 45 days after the end of each quarter.

11.         Other Services.   Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company and the Operating Partnership other than set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed upon by the Advisor and the Board, including a majority of the Independent Directors, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

12.         Reimbursement to the Advisor.   The Company shall not reimburse the Advisor at the end of any fiscal quarter in which Total Operating Expenses for the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year. Any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company or, at the option of the Company, subtracted from the Total Operating Expenses reimbursed during the subsequent fiscal quarter. If there is an Excess Amount in any Expense Year and the Independent Directors determine that such excess was justified based on unusual and nonrecurring factors which they deem sufficient, then the Excess Amount may be carried over and included in Total Operating Expenses in subsequent Expense Years and reimbursed to the Advisor in one or more of such years, provided that there shall be sent to the Stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in determining that such excess expenses were justified. Such determination shall be reflected in the minutes of the meetings of the Board. The Company hereby agrees that the following shall not be taken into account for purposes of calculating the Excess Amount: (a) amounts (i) paid to TNP Strategic Retail Advisor, LLC or its Affiliates related to or in connection with the termination of the Prior Advisory Agreement, the Dealer Manager Agreement or any property management agreements or other agreements with TNP Strategic Retail Advisor, LLC or its Affiliates or (ii) incurred in connection with such terminations, including, without limitation, attorneys’ fees, litigation costs and expenses and amounts paid in settlement (but excluding costs associated with obtaining lender approvals to any such termination and engagement of the Advisor or its Affiliates as a replacement under such agreements) and (b) Total Operating Expenses incurred prior to the date of the execution of this Agreement. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.

13.         Covenants of the Company and the Operating Partnership.   Intentionally deleted.

14.         Investment Opportunities.   In the event that the Advisor identifies an investment opportunity that meets the Company’s investment criteria in an income-producing retail property, for which the Company has sufficient uninvested funds, the investment opportunity will first be offered to the Company. With respect to potential non-retail property investments, in the event that an investment opportunity becomes available that is suitable, under all of the factors considered by the Advisor for both the Company and one or more other Affiliates of the Advisor and for which more than one of these entities has sufficient uninvested funds, then the entity that has had the longest time elapse since it was offered an investment opportunity will first be offered such opportunity. Unless the Board of Directors decides not to proceed with an investment opportunity presented to it, the investment opportunity will not be presented to an Affiliate of the Advisor; provided, however, that any such investment opportunity shall not be required to be presented to the Company during any period in which the Company does not have sufficient available funds, or a reasonable opportunity of obtaining available funds, with which to make an investment. The Company shall not make any Investment unless the Advisor has recommended the Investment to the Company.

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15.         Representations and Warranties of the Company and the Operating Partnership.   The Company and the Operating Partnership, jointly and severally represent and warrant to the Advisor as follows:

(a)          to the best of the Company’s and the Operating Partnership’s knowledge, the Company and the Operating Partnership have each taken all actions necessary to terminate the Prior Advisory Agreement, the Dealer Manager Agreement and all other non-property management agreements with TNP Strategic Retail Advisor, LLC or its Affiliates, and, as of the date of this Agreement, such agreements are of no further force or effect;

(b)          all offerings of Shares for which any registration statement have been filed with the Securities and Exchange Commission or any state securities administrator have been completed or otherwise terminated; and

(c)          the Company has terminated its distribution reinvestment program.

16.         Other Activities of the Advisor.   Nothing herein contained shall prevent the Advisor or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, member, partner, employee, or stockholder of the Advisor or its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association and earn fees for rendering such services. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into joint ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such joint ventures or arrangements, the Advisor may be engaged to provide advice and service to such Persons, in which case the Advisor will earn fees for rendering such advice and service.

17.         Term of Agreement.   This Agreement shall continue in force for a period of twelve (12) months from the date of the Agreement, subject to an unlimited number of successive twelve-month renewals upon mutual consent of the parties. It is the duty of the Independent Directors to evaluate the performance of the Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than twelve (12) months.

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18.         Termination by The Parties.  This Agreement may be terminated:

(a)          immediately by the Company or the Operating Partnership for Cause or upon the bankruptcy of the Advisor;

(b)          upon 60 days written notice without Cause and without penalty by a majority of the Independent Directors of the Company; or

(c)          upon 60 days written notice with Good Reason by the Advisor.

The provisions of Sections 19 through 31 of this Agreement survive termination of this Agreement.

19.         Assignment to an Affiliate.  This Agreement may be assigned by the Advisor to an Affiliate with the approval of a majority of the Directors (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the approval of the Directors. This Agreement shall not be assigned by the Company or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a corporation, limited partnership or other organization which is a successor to all of the assets, rights and obligations of the Company or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the Operating Partnership are bound by this Agreement.

20.         Payments to and Duties of Advisor Upon Termination.

(a)          After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company or the Operating Partnership within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, subject to the 2%/25% Guidelines to the extent applicable.

(b)          The Advisor shall promptly upon termination:

(i)          pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)         deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii)        deliver to the Board all assets, including all Investments, and documents of the Company and the Operating Partnership then in the custody of the Advisor; and

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(iv)        cooperate with the Company and the Operating Partnership to provide an orderly management transition.

21.         Indemnification by the Company and the Operating Partnership.  The Company and the Operating Partnership shall indemnify and hold harmless the Advisor and its Affiliates, including their respective directors (the “Indemnitees,” and each an “Indemnitee”), from all liability, claims, damages or losses resulting or arising from, or related to (i) any facts or circumstances existing on or prior to the date of the execution of this Agreement or the entry into this Agreement and (ii) the performance of the Advisor duties and obligations hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, the Articles of Incorporation or the provisions of Section II.G of the NASAA REIT Guidelines. Notwithstanding the foregoing, the Company and the Operating Partnership shall not provide for indemnification of an Indemnitee for any loss or liability suffered by such Indemnitee pursuant to clause (ii) above, nor shall they provide that an Indemnitee be held harmless for any loss or liability suffered by the Company and the Operating Partnership, unless all of the following conditions are met:

(a)          the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interest of the Company and the Operating Partnership;

(b)          the Indemnitee was acting on behalf of, or performing services for, the Company or the Operating Partnership;

(c)          such liability or loss was not the result of negligence or misconduct by the Indemnitee; and

(d)          such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from the Stockholders.

Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company and the Operating Partnership for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such Indemnitee unless one or more of the following conditions are met:

(a)          there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee;

(b)          such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or

(c)          a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company or the Operating Partnership were offered or sold as to indemnification for violation of securities laws.

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In addition, the advancement of the Company’s or the Operating Partnership’s funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought pursuant to clause (ii) above is permissible only if all of the following conditions are satisfied:

(a)          the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company or the Operating Partnership;

(b)          the legal action is initiated by a third party who is not a Stockholder or the legal action is initiated by a Stockholder acting in such Stockholder’s capacity as such and a court of competent jurisdiction specifically approves such advancement; and

(c)          the Indemnitee undertakes to repay the advanced funds to the Company or the Operating Partnership, together with the applicable legal rate of interest thereon, in cases in which such Indemnitee is found not to be entitled to indemnification.

22.         Indemnification by Advisor.  The Advisor shall indemnify and hold harmless the Company and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, misfeasance, intentional misconduct, negligence or reckless disregard of its duties; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

23.         Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand, by facsimile transmission, by courier or overnight carrier or by registered or certified mail to the addresses set forth herein:

To the Company, the Operating Partnership and the Board:

TNP Strategic Retail Trust, Inc.
4695 MacArthur Court, Suite 1100
Newport Beach, CA 92660
Telephone: 949.798.6207
Attention: Dee Balch, Chief Financial Officer, with a copy to Jeffrey Rogers, Chair of the Special Committee of the Board of Directors

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To the Advisor:	SRT Advisor, LLC
400 S. El Camino Real

Suite 1100
San Mateo, California 94402
Telephone: (650) 343-9300
Facsimile: (650) 343-9690
Attention: President

Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 23.

24.         Modification.  This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.

25.         Severability.  The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

26.         Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland.

27.         Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

28.         Indulgences, Not Waivers.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

29.         Gender.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

30.         Titles not to Affect Interpretation.  The titles of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

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31.         Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first written above.

TNP Strategic Retail Trust, Inc.

By:	/s/ Jeffrey Rogers
Name: Jeffrey Rogers
Title: Director

TNP Strategic Retail Operating Partnership, LP

By:	TNP Strategic Retail Trust, Inc.,
its General Partner

	By:	/s/ Jeffrey Rogers
Name: Jeffrey Rogers
Title: Director

SRT Advisor, LLC

By:	/s/ Andrew Batinovich
Name: Andrew Batinovich
Title: President and Chief Executive Officer

Annex A

Terms of Special OP Units

The terms of the Special OP Units, subject to the limitations set forth in the Company’s charter, shall be identical to the terms of the Special OP Units issued to the Company’s former Advisor, except that the cumulative, noncompounded pre-tax rate of return described in Section 5.2(b)(i) of the Operating Partnership Agreement shall be 7.0% per annum instead of 10.0% per annum.